SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ____________

                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )<F1>



                            Celestial Seasonings, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)



                                  151016 10 2
                                 (CUSIP Number)

                              ____________________






_____________________
<F1>


 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 5 Pages

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Morris J. Siegel

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]
                                                 (b) [ ]


   3    SEC USE ONLY


   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States


        NUMBER OF           5    SOLE VOTING POWER

         SHARES                  543,461

      BENEFICIALLY          6    SHARED VOTING POWER

         OWNED BY                -0-

          EACH              7    SOLE DISPOSITIVE POWER

       REPORTING                 543,461

         PERSON             8    SHARED DISPOSITIVE POWER

          WITH                   -0-

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        543,461


  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13.1%

  12    TYPE OF REPORTING PERSON*

        IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

       Celestial Seasonings, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      4600 Sleepytime Drive, Boulder, Colorado  80301

ITEM 2(A).  NAME(S) OF PERSON(S) FILING:

      Morris J. Siegel

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

      4600 Sleepytime Drive, Boulder, Colorado  80301

ITEM 2(C).  CITIZENSHIP:

      United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

      Common Stock, Par Value $.01 per share

ITEM 2(E).  CUSIP NUMBER:

      151016 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)         Broker or dealer registered under Section 15 of the Act,
      (b)         Bank as defined in Section 3(a)(6) of the Act,
      (c)         Insurance Company as defined in Section 3(a)(19) of the Act,
      (d) Investment Company registered under Section 8 of the Investment Company Act,
      (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
      (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
      (g) Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,
      (h)         Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

      Not applicable

ITEM 4.  OWNERSHIP.

      (a)   Amount beneficially owned:                        543,461

      (b)   Percent of class:                                 13.1%

      (c)   Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote:   543,461

           (ii)  Shared power to vote or to direct the vote:  -0-

           (iii) Sole power to dispose or to direct the disposition of: 543,461

           (iv)  Shared power to dispose or to direct the disposition of: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.  CERTIFICATION.

            Not applicable




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 7, 1997
(Date)



 /s/ Morris J. Siegel
(Signature)

Morris J. Siegel
(Name/Title)